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                                                                                                              EXHIBIT 12
                                                                                                              ----------

                                       NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                             STATEMENT OF COMPUTATION OF
                                         RATIO OF EARNINGS TO FIXED CHARGES


                                                                                             Quarter Ended March 31,
                                                                                             2003               2002
                                                                                             ----               ----
                                                                                         (IN MILLIONS, EXCEPT RATIO DATA)
      Earnings available to fixed charges:
         Income before income taxes and cumulative effect
            of accounting change                                                             $23.8             $77.2
         Fixed charges:
            Interest expense                                                                  32.0              25.1
            Portion of rent determined to be interest (1)                                     10.8               9.6
            Minority interest in income of subsidiary trust                                    6.7               6.7
         Equity earnings                                                                         -              (1.0)
                                                                                            ------            ------
                                                                                             $73.3            $117.6
                                                                                            ======            ======
      Fixed charges:

            Interest expense                                                                 $32.0             $25.1
            Portion of rent determined to be interest (1)                                     10.8               9.6
            Minority interest in income of subsidiary trust                                    6.7               6.7
                                                                                             -----            ------
                                                                                             $49.5             $41.4
                                                                                             =====            ======
      Ratio of earnings to fixed charges                                                       1.48              2.84
                                                                                             ======           =======


     (1)  A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.
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